Exhibit 99.1

July 31, 2013

Dear Shareholders,

I am pleased to report that in the second quarter of 2013 we accomplished many strategic corporate activities that have positioned Premier Beverage Group for growth.  We secured sufficient capital to bring our public filings current and shortly will return to fully reporting status under the securities laws.  We also restructured our outstanding senior secured promissory note, which was technically in default, giving us adequate time to execute upon our planned business objectives.

While we haven’t disclosed much about OSO since the financing challenges we experienced in 2012, I am pleased to report that OSO continues to be offered in key accounts in New York City and that we have been able to maintain many relationships that will be important to our next phase.  To that end, we expect our new all-natural formulated OSO Energy Beverages to be introduced in the NYC market this September.  We plan to offer OSO and OSO Light in 8.4oz aluminum cans initially, with the sought-after glass bottle OSO to be launched in 2014.  With our new product line, we plan to build on our current distribution channels that service top NYC on-premise accounts. We have also identified certain national and regional distribution relationships that we are evaluating to introduce our products to retail.

On the corporate side, we expect to be current in our securities filings no later than the end of August.  We have re-engaged our auditors, Liebman Goldberg & Hymowitz, and are actively at work preparing our audited financial statements for years ended December 31, 2011 and December 31, 2012, along with all of the quarterly filings through June 30, 2013.

With our focus solely on the initiatives above, we have put our Captive Brands private label strategy on hold.  The previously announced acquisition of Monsoon and True Colors brands from Universal Brands did not close, and we are re-evaluating our relationship with these brands and their captive retailers.

As we re-enter the market, I believe that OSO’s superior taste and uniqueness separate it from all other brands in the “energy drink” space and set the stage for a true ultra premium experience. I thank you for your continued support of Premier Beverage Group and look forward to keeping you posted on our progress.

Sincerely,

Fouad Kallamni

President
Premier Beverage Group Corp.

Premier Beverage Group Corp | 501 Madison Avenue | Suite 501 | New York | NY | 10022